SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Under Rule 14a-12

ValueVision Media, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Magnolia Master Fund, Ltd.

Clinton Relational Opportunity Master Fund, L.P.

Clinton Relational Opportunity, LLC

Channel Commerce Partners, L.P.

GEH Capital, Inc.

Clinton Group, Inc.

George E. Hall

Thomas D. Beers

Mark Bozek

Ronald L. Frasch

Thomas D. Mottola

Robert Rosenblatt

Fred Siegel

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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VALUEVISION MEDIA, INC.

__________________________

PROXY STATEMENT

OF

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P.

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

This Proxy Statement and the enclosed GOLD proxy card are being furnished by Clinton Relational Opportunity Master Fund, L.P. ("CREL"), Clinton Magnolia Master Fund, Ltd. ("CMAG"), Clinton Relational Opportunity, LLC ("CRO"), Channel Commerce Partners, L.P. ("CCP"), GEH Capital, Inc. ("GEHC"), Clinton Group, Inc. ("CGI"), Mr. George E. Hall ("Mr. Hall" and together with CREL, CMAG, CRO, CCP, GEHC and CGI, "Clinton", "we" or "us") and their nominees listed below in connection with the solicitation of proxies (the "Proxy Solicitation") from the shareholders of ValueVision Media, Inc. ("ValueVision" or the "Company").

For the reasons set forth in this Proxy Statement, we believe the Company can do a better job of generating shareholder value from its uncommon assets and market position. Accordingly, we are seeking to change the composition of the current board of directors of the Company (the "Board"). We are seeking your support at the upcoming annual meeting of shareholders (the "Annual Meeting") to be held on June 18, 2014 at 9:00 a.m. CT at 6690 Shady Oak Road, Eden Prairie, Minnesota 55344, with respect to the following (each, a "Proposal" and, collectively, the "Proposals"):

1.	To elect Clinton's slate of six director nominees, Thomas D. Beers, Mark Bozek, Ronald L. Frasch, Thomas D. Mottola, Robert Rosenblatt and Fred Siegel (the "Nominees", and together with Clinton, the "Participants") to serve as directors on the Board until the 2015 annual meeting of shareholders and until their respective successors are duly elected and qualified, in opposition to the Company's director nominees.

2.	To adopt a resolution that would repeal any provision of the By-laws of the Company, as amended and restated as of September 21, 2010 (the "By-laws") in effect at the time of the Annual Meeting that was not included in the By-laws publicly filed with the Securities and Exchange Commission (the "SEC") on September 27, 2010 and is inconsistent with or disadvantageous to the election of the Nominees (as defined below) or the presentation of the Proposals at the Annual Meeting (the "By-law Repeal Proposal");

3.	To delete Section 4.12 of Article 4 of the By-laws in its entirety;

4.	To ratify the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending February 1, 2015;

5.	To vote against the Company’s proposal to approve, on an advisory basis, the 2013 compensation of its named executive officers;

6.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

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If the Company, in response to Clinton’s nomination of directors, the submission of the Proposals and the filing of this Proxy Statement, makes any changes to its Board, nominates individuals not on its current Board, amends the By-laws, submits shareholder proposals (other than those proposed by Clinton), or takes any other action pertinent to the concerns Clinton has expressed about the Company, Clinton specifically reserves the right to amend this Proxy Statement, including by substituting and/or increasing the number of its director nominees, proposing additional amendments to the By-laws, and/or submitting additional shareholder proposals.

The Board is currently composed of eight directors, all of whom are up for election at the Annual Meeting. Through this Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect the Nominees, who if elected would constitute a majority of the Board. There is no assurance that any of the Company's nominees will serve or continue to serve as directors if any or all of our Nominees are elected.

The Company has set the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date") as May 2, 2014.  Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  The mailing address of the principal executive offices of the Company is 6740 Shady Oak Road, Eden Prairie, Minnesota 55344.  As of the Record Date, there were 49,836,253 shares of common stock, par value $0.01 per share (the "Common Stock") outstanding. As of the close of business on May 9, 2014, Clinton, together with the other Participants in this Proxy Solicitation, beneficially owned 1,976,090 shares of Common Stock, which represents approximately 4.0% of the outstanding Common Stock (based upon the 49,836,253 shares of Common Stock outstanding as of the Record Date, as reported in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on May 9, 2014 in connection with the Annual Meeting (the "Company's Proxy Statement")).

We intend to vote such shares of Common Stock FOR the election of the Nominees, FOR the By-law Repeal Proposal, FOR the deletion of Section 4.12 of the By-laws, FOR the ratification of the appointment of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending February 1, 2015 and AGAINST the advisory vote on approving executive compensation, in each case as described herein.

This proxy statement and GOLD proxy card are first being mailed or given to the Company's shareholders on or about May 12, 2014. This proxy statement and all other solicitation materials in connection with this Proxy Solicitation will be available on the Internet, free of charge, at www.AddValueAndVision.com.

THIS PROXY SOLICITATION IS BEING MADE BY THE PARTICIPANTS AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY OR ANY OTHER THIRD PARTY.  THE PARTICIPANTS ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS DESCRIBED HEREIN.  SHOULD OTHER MATTERS, WHICH THE PARTICIPANTS ARE NOT AWARE OF A REASONABLE TIME BEFORE THE DATE OF THIS PROXY STATEMENT, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

CLINTON URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF ITS NOMINEES AND THE PROPOSALS.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY MANAGEMENT OF THE COMPANY, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF CLINTON'S NOMINEES, FOR THE BY-LAW REPEAL PROPOSAL, FOR THE DELETION OF SECTION 4.12 OF THE BY-LAWS, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 1, 2015 AND AGAINST THE ADVISORY VOTE ON APPROVING EXECUTIVE COMPENSATION, BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., C/O OKAPI PARTNERS LLC, 437 MADISON AVENUE, 28TH FLOOR, NEW YORK, NEW YORK 10022, WHICH IS ASSISTING IN THIS PROXY SOLICITATION, OR TO THE SECRETARY OF THE COMPANY, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

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IMPORTANT

PLEASE READ THIS CAREFULLY

If your shares of Common Stock are registered in your own name, please vote today by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided.

If you hold your shares of Common Stock in "street" name with a bank, broker firm, dealer, trust company or other nominee, only that nominee can exercise the right to vote with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, broker firm, dealer, trust company or other nominee to vote in favor of the election of the Nominees and the other Proposals (other than Proposal 5). Please follow the instructions to proxy provided on the enclosed GOLD proxy card. If your bank, broker firm, dealer, trust company or other nominee provides for proxy instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GOLD proxy card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Clinton Relational Opportunity Master Fund, L.P., c/o Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, New York 10022, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Execution and delivery of a proxy by a record holder of shares of Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

Only holders of record of shares of Common Stock as of the close of business on the Record Date will be entitled to vote on the Proposals. If you are a shareholder of record as of the close of business on the Record Date, you will retain your right to vote even if you sell your shares of Common Stock after the Record Date.

If your shares are held in the name of a brokerage firm, and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal unless it is a "routine" matter. This is referred to as a “broker non-vote.” Under the rules and interpretations of the New York Stock Exchange (“NYSE”), there are no "routine" proposals in a contested proxy solicitation. Because Clinton has initiated a contested proxy solicitation, there will be no “routine” matters at the Annual Meeting for any broker accounts that are provided with proxy materials by Clinton. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Clinton Relational Opportunity Master Fund, L.P., c/o Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, New York 10022, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions regarding your GOLD proxy card or need assistance in executing your proxy, please contact Okapi Partners LLC at (212) 297-0720 or Toll-Free at (855) 305-0857.

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INFORMATION ON THE PARTICIPANTS

This Proxy Solicitation is being made by CREL, a Cayman Islands exempted limited partnership; CMAG, a Cayman Islands exempted company; CRO, a Delaware limited liability company, which serves as the investment manager to CREL; CCP, a Delaware limited partnership; GEHC, a Delaware corporation; CGI, a Delaware corporation, which serves as the investment manager to CMAG and CCP and is the sole member of CRO; Mr. Hall, a United States citizen, who serves as Chief Executive Officer of CGI; and each of the Nominees, Thomas D. Beers, Mark Bozek, Ronald L. Frasch, Thomas D. Mottola, Robert Rosenblatt and Fred Siegel.

The principal business of each of CGI and CRO is to provide investment management services to private individuals and institutions. The principal business of each of CMAG, CREL, CCP and GEHC is to invest in securities. The principal business of Mr. Hall is to serve as Chief Executive Officer of CGI. The principal business of each Nominee is disclosed in the section titled "PROPOSAL 1 – ELECTION OF DIRECTORS" on page 11.

The principal business address of CRO, CCP, GEHC, CGI and Mr. Hall is 601 Lexington Avenue, 51st Floor, New York, New York 10022. The principal business address of CMAG and CREL is c/o Credit Suisse Administration Services (Cayman) Ltd., Grand Pavilion Commercial Centre, 802 West Bay Road, Georgetown, Grand Cayman, Cayman Islands, BWI, KY1-1104. The principal business address of each Nominee is disclosed in the section titled "PROPOSAL 1 – ELECTION OF DIRECTORS" on page 11.

As of the close of business on May 9, 2014, the Participants beneficially owned an aggregate of 1,976,090 shares of Common Stock, constituting approximately 4.0% of the shares of Common Stock outstanding, as follows: (a) 586,744 shares of Common Stock are beneficially owned (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) by CREL, 450 of which are owned by CREL in record name; (b) 757,995 shares of Common Stock are beneficially owned by CMAG; (c) 586,744 shares of Common Stock may be deemed to be beneficially owned by CRO, by virtue of an investment management agreement with CREL; (d) 400,931 shares of Common Stock are beneficially owned by CCP; (e) 30,000 shares of Common Stock are beneficially owned by GEHC; (f) 1,946,090 shares of Common Stock may be deemed to be beneficially owned by CGI by virtue of investment management agreements with CMAG, CREL and CCP, its ownership of CRO and a sub-advisory agreement governing a portion of a mutual fund portfolio that beneficially owns 200,420 shares of Common Stock ("CASF"); and (g) 1,976,090 shares of Common Stock may be deemed to be beneficially owned by George Hall, a United States citizen, by virtue of his direct and indirect control of CGI, CREL, CMAG, CRO, CCP, GEHC and CASF. No Nominee owns beneficially or of record any securities of the Company. Please see Annex I for all transactions in Common Stock effectuated by the Participants during the past two years.

Clinton, Clinton Spotlight Master Fund, L.P., a Cayman Islands exempted limited partnership ("SPOT", and together with Clinton, the "Clinton Group"), and Cannell Capital LLC ("Cannell Capital"), Tristan Offshore Fund, Ltd. ("Tristan Offshore"), Tristan Partners, L.P. ("Tristan Partners"), Cuttyhunk II Fund LLC ("Cuttyhunk"), Tonga Partners, L.P. ("Tonga" and together with Tristan Offshore, Tristan Partner and Cuttyhunk, the "Cannell Investment Vehicles") and J. Carlo Cannell ("Mr. Cannell", and together with Cannell Capital and the Cannell Investment Vehicles, "Cannell") entered into a group agreement on October 30, 2013, which was confirmed in a written agreement dated November 1, 2013 (the "Group Agreement"). Pursuant to the Group Agreement, the Clinton Group and Cannell agreed to (i) consult with each other with respect to all purchases and sales of the Common Stock, (ii) at the discretion of the Clinton Group, jointly deliver a written demand in accordance with the By-laws to call a special meeting of shareholders (the "Special Meeting"), and (iii) obtain approval by the Clinton Group of any filing with the SEC, press release or shareholder communication. Any party to the Group Agreement had a right to terminate its obligations thereunder immediately upon written notice to all other parties. Pursuant to a termination agreement (the "Termination Agreement"), dated as of February 4, 2014, by and between CGI and Cannell, the Group Agreement was terminated as of February 4, 2014.

Cannell Capital, on its own behalf and on behalf of certain managed accounts to which Cannell Capital serves as investment advisor (the "Cannell Accounts") that held 246,845 shares of Common Stock, and the Cannell Investment Vehicles (collectively, the "Cannell Proxy Parties") had appointed CREL the duly authorized substitute with full power of substitution to (a) vote all shares of Common Stock held (including the shares of Common Stock with regard to which such Cannell Proxy Parties possessed voting power) by such Cannell Proxy Parties and listed on Appendix A thereto with respect to any matter for a term beginning concurrently with the execution of the proxy and terminating on November 21, 2013, (b) vote or otherwise exercise rights of all shares of the Common Stock held by such Cannell Proxy Parties and listed

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on Appendix A thereto to demand a Special Meeting for a period beginning concurrently with the execution of the proxy and terminating at the conclusion of such meeting or at any adjournment or postponement of such meeting, and (c) to exercise any and all other rights of such Cannell Proxy Parties for all of the shares of the Common Stock held by such Cannell Proxy Parties and listed on Appendix A thereto incidental to voting such shares or demanding or calling the Special Meeting and causing the purposes of the authority expressly granted therein to CREL to be carried into effect; provided, however, that nothing granted in the proxy pursuant to subsection (b) therein was to be construed to grant CREL the right, power or authority to vote any shares of Common Stock owned by such Cannell Proxy Parties at the Special Meeting (the "Cannell Proxy"). Pursuant to the Termination Agreement, the Cannell Proxy was terminated as of February 4, 2014.

SPOT, CMAG, GEHC, CCP and CGI (collectively, the "Clinton Proxy Parties") granted CREL full power of substitution to (a) vote all shares of Common Stock held (including the shares of Common Stock with regard to which such Clinton Proxy Parties possessed voting power) by such Clinton Proxy Parties with respect to any matter for a term beginning concurrently with the execution of the proxy and terminating on the seventh day from the date thereof, (b) vote or otherwise exercise rights of all shares of the Common Stock held by such Clinton Proxy Parties to demand a Special Meeting for a period beginning concurrently with the execution of the proxy and terminating at the conclusion of such meeting or at any adjournment or postponement of such meeting, and (c) to exercise any and all other rights of such Clinton Proxy Parties for all of the shares of the Common Stock held by such Clinton Proxy Parties incidental to voting such shares or demanding or calling the Special Meeting and causing the purposes of the authority expressly granted therein to CREL to be carried into effect; provided, however, that nothing granted in the proxy pursuant to subsection (b) therein was to be construed to grant CREL the right, power or authority to vote any shares of Common Stock owned by such Clinton Proxy Parties at the Special Meeting. Pursuant to a termination agreement, dated as of February 21, 2014, by and between each of the Clinton Proxy Parties and CREL, the Group Agreement was terminated as of February 21, 2014.

The shares of Common Stock may be held by CMAG, CREL, CCP and GEHC in commingled margin accounts, which may extend margin credit to such parties from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin account are pledged as collateral security for the repayment of debit balances in the account. The margin accounts bear interest at a rate based upon the broker's call rate from time to time in effect. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the Common Stock reported herein.

Except as set forth in this Proxy Statement (including the Annexes hereto), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this Proxy Solicitation directly or indirectly beneficially owns any securities of ValueVision; (iii) no Participant owns any securities of ValueVision which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of ValueVision during the past two years; (v) no part of the purchase price or market value of the securities of ValueVision owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of ValueVision, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of ValueVision; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of ValueVision; (ix) no Participant or any of his its associates was a party to any transaction, or series of similar transactions, since the beginning of ValueVision's last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which ValueVision or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by ValueVision or its affiliates, or with respect to any future transactions to which ValueVision or any of its affiliates will or may be a party; and (xi) no person, including any of the Participants, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this proxy statement. There are no material proceedings to which any Participant or any of his or its associates is a party adverse to ValueVision or any of its subsidiaries or has a material interest adverse to ValueVision or any of its subsidiaries. With respect to each of the Participants, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

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REASONS FOR OUR SOLICITATION

We believe the Company has great assets, a big opportunity for growth and a chance to create significant shareholder value in the future. In particular, the Company's uncommon asset, its nearly ubiquitous cable and satellite distribution in the United States, is extremely valuable and, in the manner described more fully below, can generate significant profits for shareholders.

While the current executive team has stabilized the business, we believe there is significantly more that can be done to generate profit and returns for shareholders. We are soliciting the support of our fellow shareholders to put in place a Board of Directors that is better suited, in our view, to innovating and to optimizing the use of the Company's assets. The Nominees collectively have decades of experience in televised home shopping, online commerce, merchandising, media and entertainment and financial management. We believe the Nominees' unique combination of experience and skills would assist the Company in defining a business plan and strategy that better exploits its uncommon assets.

The current Chief Executive Officer, Keith Stewart ("Mr. Stewart"), was hired by the Company in August 2008 and became Chief Executive Officer in January 2009. In our view, while Mr. Stewart and his executive team have been in place, the business has not grown as projected by the Company nor, in our view, taken sufficient advantage of its opportunities. During investor presentations in 2009, 2010 and 2011, Mr. Stewart and his team spoke of a future in which the Company would generate $1.1 billion of revenue, or $12 to $13 of revenue per home in which the ValueVision programming was available.1 However, revenue has not grown to these levels.

Instead, the Company generated just $640 million in revenue in the year ended February 1, 2014 (Fiscal 2013). The Company generated more revenue eight years ago (among other times) when its programming was available in 35% fewer homes.2 But in Fiscal 2013 (and throughout Mr. Stewart’s tenure), the Company’s revenue amounted to just $7 per home.3 On this critical revenue metric, the Company’s current performance is worse than it was during the year Mr. Stewart joined the Company.4 And, the Company generated more than $10 of revenue per home in every Fiscal Year from 1999 to 2007, prior to the tenure of nearly all of the current directors and Mr. Stewart.5 Moreover, the Company’s current $7 revenue production per home significantly lags behind that of HSN and QVC, the Company’s principal rivals, who generate $24 and $60 of revenue, respectively, per American home in which their programming is available, according to the Company’s latest Management Presentation.6

On measures of profit, the Company has similarly under-achieved its previous performance and its previously announced goals. The Company repeatedly stated a goal of generating Adjusted EBITDA margins of 8-12%.7 However, during the last Fiscal Year, the Company reported Adjusted EBITDA margins of just 3%.8 During Mr. Stewart’s tenure – consisting of 20 reported quarters of earnings – the Company has generated positive net income in just one quarter and has lost a cumulative $145 million. Over the same period, both HSN and QVC have generated significant and increased profits.9

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1 ValueVision Media Investor Presentation slide decks (i) filed with the SEC on June 11, 2009 as an exhibit to the Company's Current Report on Form 8-K at page 3 ("June 2009 Presentation"), (ii) filed with the SEC on January 14, 2010 as an exhibit to the Company's Current Report on Form 8-K at page 5 ("January 2010 Presentation"); and (iii) dated August 2011, at page 14 ("August 2011 Presentation").

2 JP Morgan Research Model, October 30, 2007 (“JP Morgan Research”).

3 ValueVision Management Presentation, April 9, 2014, at page 5 ("April 2014 Presentation").

4 January 2010 Presentation at page 18.

5 January 2010 Presentation at page 18; JP Morgan Research; and US Bancorp Piper Jaffray Research, August 29, 2001 at page 5. John Buck is the only current director who was on the Board prior to 2008.

6 April 2014 Presentation at page 5.

7 June 2009 Presentation at page 18; ValueVision Media Presentation filed with the SEC on August 13, 2009 as an exhibit to the Company's Current Report on Form 8-K at page 15; January 2010 Presentation at page 5; and August 2011 Presentation at page 7.

8 April 2014 Presentation at page 5.

9 HSN has reported operating profit before tax for its home shopping network of more than $950 million from 2009 to 2013, growing from $157 million in 2009 to $221 million in 2013. Liberty Interactive Corporation (the owner of QVC) has reported operating profit before tax for its QVC division of approximately $4.5 billion from 2010 to 2013, growing from $1.1 billion in 2010 to $1.2 billion in 2013. Liberty Interactive did not provide similar segment data for 2009. QVC’s US business generated approximately two-thirds of QVC’s revenue during this period.

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We are disappointed by this financial performance, but believe it will not be materially improved without a change in leadership and strategy.

We also believe the stock has not performed well over the medium- and long-term because other investors, and potential investors, have recognized the same facts we have noted above. Thus:

•	the Company's market capitalization (at less than $300 million) and enterprise value (also less than $300 million) remains very small compared with HSN (approximately $3 billion on both metrics) and Liberty Interactive Corporation (the owner of QVC) ("Liberty Interactive") of approximately $14 billion and $24 billion;[10]
•	the Common Stock has under-performed the Russell 2000 Index ("Index") over the ten years ending March 31, 2014, with the Company's Common Stock down 68% over the period from April 1, 2004 through March 31, 2014, compared with the total return of the Index, which was up 97%;[11]
•	the Common Stock has under-performed the Index and the S&P Retail Select Industry Index ("Retail Index") for the three years ending March 31, 2014, with performance of -16% for the Common Stock compared to +38% for the Index and +66% for the Retail Index;[12]
•	the Common Stock has under-performed its main rival, HSN, from the time HSN became a public company (on August 12, 2008) through March 31, 2014, with a total return for the Company's Common Stock of 59% compared to a total return for HSN of 467%;[13]
•	the Common Stock has under-performed Liberty Interactive from the time Liberty Interactive became an independent public company (on September 26, 2011) through March 31, 2014;[14] and
•	the Common Stock has under-performed the Index, the Retail Index, HSN and QVC since the Company’s last annual meeting (which was held on June 19, 2013).[15]

We believe the best way to put the Company on the path to improved financial performance is to change the composition of the Board and the management team. We believe that new directors, especially ones that have industry experience, can help the Company by objectively overseeing the operations and strategy of the Company and that new executives can help to execute the Company’s strategy more effectively.

If this Proxy Solicitation is successful, our Nominees – Thomas D. Beers, Mark Bozek, Ronald L. Frasch, Thomas D. Mottola, Robert Rosenblatt and Fred Siegel – along with the two existing directors that get the most votes on the Company's proxy card (the "Continuing Directors") will constitute the Board.16  We believe this new Board would be substantially stronger and better able to guide the Company than the existing Board. In particular, the independent Nominees have decades of experience in televised home shopping, online commerce, merchandising, media and entertainment, financial management and public company stewardship. Several of the Nominees were senior executives at HSN or QVC and the others bring senior executive experience in merchandising, cable programming and entertainment.

__________________________

10 HSN and Liberty Interactive also own other businesses. The Company estimates the Adjusted EBITDA generated by each of HSN and QVC from their US home shopping operations. (See April 2014 Presentation at page 5.) Applying each company's overall Enterprise Value to Adjusted EBITDA multiples to the Company’s estimates for the most comparable business segments of HSN and Liberty Interactive indicates an enterprise value for the US-based home shopping business of HSN and QVC of approximately $2.6 billion and $16.3 billion.

11 Capital IQ.

12 Capital IQ.

13 Capital IQ.

14 Capital IQ.

15 Capital IQ.

16 There is no assurance that any incumbent director will serve as a director if one or more of the Nominees are elected to the Board.

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The Nominees will work with the Continuing Directors to evaluate the Company’s current strategy and to make changes they deem appropriate after exercising their best business judgment as fiduciaries for all shareholders. We have been informed by the Nominees that part of their plan, subject to the exercise of their fiduciary duties, and to review once they are directors and have access to additional information and the opportunity to confer with the Continuing Directors, would likely include the following elements:

•	replacing the Chief Executive Officer;
•	changing the mix of merchandise offered to customers, reducing the percentage of merchandise in the jewelry, watch and electronics segments (which have historically been characterized by high selling prices and high return rates), and creating additional vendor relationships with brands and manufacturers in other categories such as beauty, health, fitness, fashion, accessories and home;
•	establishing a New York City merchandising presence, enabling greater access to proprietary product from celebrities, musicians, personalities and well-known brands;
•	broadcasting some live selling events from locations throughout the world, including New York City and Los Angeles, to facilitate the acquisition and development of high margin, proprietary brands and notable, on-air talent;
•	marketing the SHOP HQ brand and service through public relations, off-asset marketing and through live events, promotions and innovative use of multi-channel, social media; and
•	innovating new programming approaches to distinguish the SHOP HQ brand from those of rivals HSN and QVC (as well as other eCommerce companies), including by adding programming that involves integrated social commerce and cost-effective, shopping-centric entertainment across multiple platforms.

We believe the Company has a significant opportunity to create shareholder value at the intersection of media, commerce and entertainment. Shareholders should ensure that the Company has the right Board, strategy and executive team to execute on what we believe to be a big opportunity.

We therefore encourage our fellow shareholders to read the complete biographies on the Nominees and to support their election.

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BACKGROUND OF THE PROXY SOLICITATION

On September 19, 2013, representatives of CGI had a conference call with Mr. Stewart and William McGrath ("Mr. McGrath"), the Chief Financial Officer of the Company. During the call, the representatives from CGI expressed their conclusion that Mr. Stewart should be replaced as the Chief Executive Officer of the Company and asked Mr. Stewart and Mr. McGrath to arrange a call or meeting for CGI with members of the Board.

On October 21, 2013, representatives of CGI met with Mr. Stewart as well as Sean Orr ("Mr. Orr") and Randy Ronning, both of whom are directors of the Company in Minneapolis. CGI made a presentation to the Company's representatives and repeated its conclusion that Mr. Stewart should be replaced as Chief Executive Officer.

On October 28, 2013, representatives of CGI and Mr. Orr had a conference call to discuss the Board's response to CGI's presentation. Mr. Orr indicated that the Board "unanimously fully supports" the Chief Executive Officer and management team of the Company.

On October 30, 2013, Clinton formed a group with Cannell, another investor in the Company. The formation of the group was confirmed by a written letter agreement, dated November 1, 2013. The Group Agreement was terminated as of February 4, 2014.

On November 5, 2013, Clinton and Cannell, in what they believe was in compliance with the By-laws and Section 302A.433 of the Minnesota Statutes (the "MBCA"), delivered a formal demand to the Company for a Special Meeting (the "Original Demand") and submitted a formal notice of intent providing advance notice of the matters to be considered at the Special Meeting to the Company (the "Original Notice").

On November 15, 2013, representatives of the Company sent a letter to Clinton's outside counsel alleging that the Original Notice and Original Demand were deficient and refused to call a Special Meeting in December pursuant to the Original Demand.

Also on November 15, 2013, the Company issued a press release announcing that it had scheduled a Special Meeting date of March 14, 2014. Clinton requested that the Company commit to holding the Special Meeting on March 14, 2014 in writing, but the Company refused.

On November 21, 2013, Clinton and Cannell, in what they believe was in compliance with the By-laws and Section 302A.433 of the MBCA, delivered a supplement to the Original Demand and Original Notice (the "Supplemental Demand and Notice") addressing the deficiencies of the Original Demand and Original Notice alleged by the Company.

On December 20, 2013, representatives of the Company sent a letter to Clinton's outside counsel alleging that supplements to the Original Demand and Original Notice were also deficient.

On January 17, 2014, the Company officially set a meeting date for the Special Meeting of March 14, 2014 and that the Board had established February 13, 2014 as the Record Date.

Also on January 17, 2014, the Company announced that Robert S. Pick ("Mr. Pick") resigned as a member of the Board effective January 14, 2014.

On January 27, 2014, CREL notified the Company of amendments certain of the proposals (the "January 27 Notice") set forth in the Original Notice.

On January 28, 2014, representatives of the Company sent a letter to Clinton's outside counsel alleging that the January 27 Notice was not timely and that, therefore, the Company would not present the modified proposals at the Special Meeting.

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On February 3, 2014, Clinton sent a letter to the Company, criticizing the Board for failing to call a timely Special Meeting. In the letter, Clinton indicated that it will pursue its proposals at the Annual Meeting.

On February 24, 2014, Clinton submitted a formal notice of intent providing advance notice of its intent to nominate the Nominees and present the Proposals at the Annual Meeting.

On March 13, 2014, the Board elected each of Landel C. Hobbs and Lowell W. Robinson as directors of the Company, effective immediately, and fixed the size of the Board at eight directors.

On April 14, 2014, at its request, Clinton spoke with Mr. Orr and counsel for the Company to discuss possible approaches to reaching a settlement. The parties agreed to keep the discussions confidential.

On April 21, 2014, Clinton and Mr. Orr spoke again regarding a possible settlement of the proxy contest. The parties agreed to keep the discussions confidential. No agreement was reached.

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PROPOSAL 1 – ELECTION OF DIRECTORS

According to publicly available information, the Board currently consists of eight directors, whose terms will expire at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect our six Nominees, each of whom is independent of the Company. If successful in our Proxy Solicitation, the Board will be composed of our Nominees – Thomas D. Beers, Mark Bozek, Ronald L. Frasch, Thomas D. Mottola, Robert Rosenblatt and Fred Siegel – and the two Company director nominees receiving the highest number of votes in favor of his or her election at the Annual Meeting. If elected, each of the Nominees will serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified. If all six of our Nominees are elected, they will represent a majority of the members of the Board. There is no assurance that any incumbent director will serve as a director if one or more of our Nominees are elected to the Board.

We are soliciting proxies to elect only the Nominees listed herein. Accordingly, the enclosed GOLD proxy card may only be voted for the Nominees and does not confer voting power with respect to any of the Company's director nominees. Shareholders who return the GOLD proxy card will only be able to vote for the six Nominees listed on the card and will not have the opportunity to vote for the additional two seats up for election at the Annual Meeting. You can only vote for the Company's director nominees by signing and returning a proxy card provided by the Company or by requesting a legal proxy and casting your ballot in person by attending the Annual Meeting. You should refer to the Company's Proxy Statement when it is filed with the SEC for the names, background, qualifications and other information concerning the incumbent directors.

Name and Business Address	Age	Principal Occupation For Past Five Years and Directorships

Thomas D. Beers 400 W. Alemeda Burbank, CA 91505	62	Since 2012, Mr. Beers has been the Chief Executive Officer of FremantleMedia N.A., Inc., the U.S. production division of global media giant FremantleMedia Ltd., where he is in charge of Fremantle's management and business performance, as well as the development, production and operations of more than 600 hours of programming per year including "American Idol," "America's Got Talent," "The X Factor," "Let's Make a Deal," "Family Feud," and "The Price is Right." Prior to joining FremantleMedia, Mr. Beers was the founder and Chief Executive Officer of Original Productions, LLC, a non-fiction television production company that was acquired by FremantleMedia in 2009, where he was the creator and driving force behind the Primetime Emmy® winning "Deadliest Catch", and Emmy nominee "Ice Road Truckers", and top-rated shows "Storage Wars", "Monster Garage" and "Black Gold"; Mr. Beers served as Chief Executive Officer of Original Productions, LLC, from 2007 to 2012. Mr. Beers has created a unique brand of television programming featuring unheralded heroes in high risk, high reward situations. His catalogue of more than 40 series is firmly entrenched across cable powerhouses Discovery, HISTORY, A&E, Spike TV, The National Geographic Channel, and truTV. Prior to Original Productions, Mr. Beers had served for 11 years as a production executive and series and specials producer for Turner Broadcasting System, Inc., a media conglomerate; and later held a similar position at Paramount Syndicated Television. As Vice President and Supervising Producer for Turner Original Productions, Mr. Beers's responsibilities encompassed supervising original programming for TBS Superstation, including the award-winning series "National Geographic Explorer", "Network Earth" and "The Jacques Cousteau" Specials. Mr. Beers created and executive produced the TBS and syndicated series "Wild! Life Adventures." He also served as the producer for the highest-rated specials in the history of Turner Original Productions – "Harley Davidson The American Motorcycle", the Emmy® winning "Cats And Dogs", and "The Incredible Life and Times of Robert L. Ripley, Believe It or Not."

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		Mr. Beers's qualifications as a director include his expertise as an executive in the television industry and his experience in development, production and operations of innovative programming.

Mark Bozek 609 Greenwich Street New York, NY 10014	54	Mr. Bozek served as the Chief Executive Officer of Home Shopping Network (HSN), a multi-channel retailer and television network specializing in home shopping, from January 1999 to January 2003. He is currently the Co-Founder and Chief Executive Officer of Dollars Per Minute Inc., a merchandising and entertainment company. Prior to forming Dollars Per Minute, Inc. in 2011, Mr. Bozek formed and operated the media and consulting company Galgos Entertainment LLC, where he has served as a principal since 2007. Through Galgos Entertainment, Mr. Bozek has acted as a consultant for private equity firms (including Goldman Sachs and Bain Capital) on various retail and commerce related ventures. Galgos Entertainment also is developing several television and feature projects including "Shoe Addicts Anonymous", a feature film starring Halle Berry that is in development at Universal Studios. Prior to Galgos Entertainment, Mr. Bozek worked for 14 years with Barry Diller.

		During his tenure as Chief Executive Officer of HSN, Mr. Bozek generated over $6 billion in sales and $1 billion in profits while managing 6,000 employees. Mr. Bozek also grew Full-Time Equivalent Households (FTEs) for the network by 4 million households during his tenure. As the Chief Executive Officer of HSN, Mr. Bozek transformed HSN's merchandising through innovation and strategic leadership. Mr. Bozek built multiple $100 million and more proprietary brands, including Ingenious Designs. Mr. Bozek also was responsible for the development and growth of HSN's current top selling brands, including Andrew Lessman, Diane Gilman, Wolfgang Puck and Serious Skin Care. In 1998, Mr. Bozek launched HSN.com, the online business for HSN. As Chief Executive Officer, Mr. Bozek also was responsible for the international launches of HSN in Japan, Europe and China. Mr. Bozek's merchandising and media career began as a producer at Fox Television, a division of News Corporation, a global vertically integrated media company, and then as a Senior Vice President at QVC, a multinational corporation specializing in televised home shopping. Mr. Bozek was at Fox Television at its inception in 1998, where he was a three-time Emmy nominee. Mr. Bozek also served on the board of directors of Sykes Enterprises, Inc. (NASDAQ:SYKE), which provides customer contact management solutions and services in the business process outsourcing arena, from 2002 to 2013.

		Mr. Bozek's qualifications as a director include his expertise as an executive in the retail and TV shopping industries and his experience as leader of one of the Company' primary competitors.

Ronald L. Frasch 500 Hardscrabble Road Briarcliff Manor, NY 10510	65	Mr. Frasch is currently an operating partner at Castanea Partners, a consumer-focused private-equity firm, which he joined in February 2014, and the principal of Ron Frasch Associates, LLC, a consulting firm he organized in January 2014. From February 2007 until November 2013, Mr. Frasch served as President and Chief Merchandising Officer of Saks Fifth Avenue, a division of Saks, Incorporated, a NYSE-listed luxury fashion retailer. From November 2004 until January 2007, he held the post of Vice Chairperson and Chief Merchant of Saks Fifth Avenue. He has served as a member of the board of directors of Crocs, Inc., an apparel footwear and accessories company, since October 2006. From January 2004 to November 2004, he was employed by Saks in a non-executive capacity. From April 2000 to January 2004, Mr. Frasch served as President and Chief Executive Officer of Bergdorf Goodman (a subsidiary of Neiman Marcus Group, Inc.) and served as President of GFT North America (a subsidiary of Gruppo GFT, based in Turin, Italy, a global producer, marketer and distributor of fine men's and women's clothing, sportswear and furnishings) from 1996 to 2000. Mr. Frasch also served as President and Chief Executive Officer of Escada USA from 1994 to 1996.

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		Mr. Frasch's qualifications for director include his extensive executive expertise in the fashion retail industry and his experience on the board of directors of a public company.

Thomas D. Mottola 156 West 56th Street 4th Floor New York, NY 10019	65	In 2003, Mr. Mottola founded The Mottola Company, Inc., a company specializing in multimedia, entertainment, communications, branding, licensing and consulting, and has been its Chairman and Chief Executive Officer since that time. Mr. Mottola has also served as a senior advisor to Catterton Partners Corp., a private equity firm, since January 2014. From 1993 to 2003, Mr. Mottola served as Chairman and Chief Executive Officer of Sony Music Entertainment, Inc., a global recorded music company. Prior to becoming Chief Executive Officer of Sony, he served as its President from 1988 to 1993. He has served on the board of directors of ONE World Enterprises, LLC since 2010. Mr. Mottola is widely known for signing and developing the careers of major recording artists, including Celine Dion, Mariah Carey, Beyoncé, Jennifer Lopez, Ricky Martin, Gloria Estefan, Shakira, Dixie Chicks, Marc Anthony, Barbra Streisand, Bruce Springsteen, Billy Joel and Harry Connick Jr., among many others. Mr. Mottola currently serves as a director on the board of Restoration Hardware, Inc. (NYSE: RH), a luxury brand in the home furnishings marketplace.

		Mr. Mottola's qualifications as a director include his extensive experience as a senior executive and director of a major branded consumer media company.

Robert Rosenblatt 15 Crestview Drive Pleasantville, NY 10570	56	Mr. Rosenblatt is currently the Chief Executive Officer of Rosenblatt Consulting, LLC, a private company he formed in 2006, which specializes in helping investment firms determine value in both public and private consumer companies as well as helping retail firms bring their product to market. From 2012 to 2013, Mr. Rosenblatt served as the interim President of ideeli Inc., a members-only e-retailer that sells women's fashion and décor items during limited-time sales. From 2004 to 2006, he was Group President and Chief Operating Officer of Tommy Hilfiger Corp., a worldwide apparel and retail company. He co-managed the process that culminated in the successful sale of Tommy Hilfiger Corp. to Apax Partners in 2006. From 1997 to 2004, Mr. Rosenblatt was an executive at HSN, Inc., a multi-channel retailer and television network specializing in home shopping. He served as Chief Financial Officer from 1997 to 1999, Chief Operating Officer from 2000 to 2001 and President from 2001 to 2004. Previously, from 1983 to 1996, he was an executive at Bloomingdale's, an upscale chain of department stores owned by Macy's Inc., and served as Chief Financial Officer and Vice President of Stores. Mr. Rosenblatt is currently a director on the boards of several public and private companies including The Pep Boys (NYSE:PBY), an automotive aftermarket chain, Deb Shops, Inc., a women's clothing retail chain, RetailNext, Inc., a company specializing in providing retailers and manufacturers real-time in-store analytics, and I.Predictus, LLC, a web-enabled marketing platform. Mr. Rosenblatt was also a director on the board of Thwapr, Inc., which developed a mobile video sharing platform, from 2010 to 2012.

		Mr. Rosenblatt's qualifications as a director include his experience in the retail and electronic retailing industry as well as his expertise in finance, direct response marketing, operations, and e-commerce.

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Fred Siegel 1425 Locust Street Philadelphia, PA 19102	60	Mr. Siegel is the founding partner of Fred Siegel Partners (FSP), a team that creates and implements media initiatives for corporations and leading non-profits with a focus on strategic collaborations and social engagement. Working across all media, FSP engages in a range of projects with an emphasis on important initiatives ranging from the Environment to Health. Current and recent efforts include work with United Health Group, The Nature Conservancy, General Mills, Inc. and StandUp2Cancer with visible programs launching in the coming months including an eight episode television series on Climate Change premiering on Showtime in April 2014. Mr. Siegel also currently advises the Google Ventures-backed Sidecar (operated by Side.cr, LLC), a ride-sharing startup company, and Ourtime.org, a non-profit that enhances the political voice of young Americans through new media and popular culture. Prior to founding FSP in 2001, Mr. Siegel was marketing lead for Excite, Inc. and Excite @ Home, Inc., an online internet portal and high-speed internet provider, from 1998 to 2000 where he oversaw all marketing and communications activities. Mr. Siegel is responsible for many Internet firsts including strategic partnerships with television networks, the first large-scale voting event on the web (with the Prime Time Emmys), the first Online Town Hall meeting with President Bill Clinton (to demonstrate the then-nascent VoiP technology). Prior to Excite, Mr. Siegel was a Senior Vice President and marketing head for QVC, Inc., a multinational corporation specializing in televised home shopping, from 1993 to 1998 as a core member of the management team overseeing all off-air consumer touch-points including all marketing and communications, leading special on-air events, and attracting and securing marquee brand-name vendors, helping QVC become the dominant number-one category-defining brand. Before QVC, Mr. Siegel held positions in Advertising including Executive Vice President, Executive Creative Director of Ketchum Inc., a public relations and marketing agency, from 1992 to 1993 and prior to that, SVP Group Creative Director of McCann-Erickson Advertising NY, a leading advertising agency, from 1987 to 1992. Mr. Siegel has won numerous awards including a Daytime Emmy Award (2011) for television series Avec Eric, Advertising's One Show, Clio, Art Directors club awards for advertising campaigns including Coca Cola, Miller Lite, Alka Seltzer, Sony among others. Mr. Siegel has been profiled in the Wall Street Journal, was featured in a Harvard Business Review Case Study (QVC) and was listed as a "Top Ten Hire in the Internet" by the Industry Standard magazine.

Mr. Siegel's qualifications as a director include his experience as an executive in the television shopping industry, and his expertise in marketing and advertising.

None of the organizations or corporations referenced above is a parent, subsidiary or other affiliate of the Company. If elected, each of the Nominees would be considered an independent director of the Company under (i) the Company's Corporate Governance Guidelines, (ii) the NASDAQ Listing Rules and (iii) paragraph (a)(1) of Item 407 of Regulation S-K.

Each of the Nominees has entered into a nominee agreement pursuant to which CGI has agreed to pay the costs of soliciting proxies, and to defend and indemnify him against, and with respect to, any losses that may be incurred by him in the event he becomes a party to litigation based on his nomination as a candidate for election to the Board and the solicitation of proxies in support of his election. No Nominee will receive any compensation under his respective nominee agreement and will not receive any compensation from Clinton or its affiliates for his services as a director of the Company if elected. If elected, the Nominees will be entitled to such compensation from the Company as is consistent with the Company's then-established practices for services of non-employee directors.

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Each of the Nominees has agreed to being named as a Nominee in this Proxy Statement and has confirmed his willingness to serve on the Board if elected.  Clinton does not expect that any of the Nominees will be unable to stand for election, but in the event that a Nominee is unable to or for good cause will not serve, the shares of Common Stock represented by the GOLD proxy card will be voted for a substitute candidate selected by Clinton.  If Clinton determines to add nominees, whether because the Company expands the size of the Board subsequent to the date of this Proxy Statement or for any other reason, Clinton will supplement this Proxy Statement.

A shareholder may vote for the election of less than all of the Nominees by designating the names of one or more Nominees who are not to be elected.

As described in the Company's Proxy Statement, the election of all six of the Nominees may result in certain "change in control" compensation payments becoming payable to certain officers of the Company or directors serving on the Board.

The Keith Stewart Second Amended and Restated Employment Agreement (the "Amended Agreement") provides for the payment of severance benefits to Mr. Stewart in the event of certain terminations of employment following certain changes of control. In such event, Mr. Stewart will be entitled to severance pay in a lump sum amount equal to twenty four months of base salary, twenty four months of his target bonus opportunity and continued group medical and dental insurance for twenty four months if (1) an "Event" occurs during the term of the Amended Agreement and (2) within one year after the occurrence of such Event, Mr. Stewart's employment is terminated involuntarily by the Company without Cause or voluntarily by Mr. Stewart for Good Reason. In addition, Mr. Stewart's Amended Agreement provides that, notwithstanding any provision to the contrary in any equity incentive plan documents, or in any award agreements thereunder, upon the occurrence of an Event, (x) the restrictions on Mr. Stewart's restricted stock awards shall lapse immediately, (y) all outstanding unvested stock options, stock appreciation rights and other equity based awards granted to Mr. Stewart under the Company's 2011 Omnibus Incentive Plan (as amended from time to time) that are subject to vesting requirements shall immediately become exerciseable in full, and (z) all performance units and other performance-based incentives shall be deemed earned at 100% of the target level thereof. As defined in the Amended Agreement, "Event" means, among other things, individuals who constitute the Board as of March 28, 2014 (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director after April 1, 2014, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual proxy contest.

Under the ValueVision Media, Inc. Executives' Severance Benefit Plan (the "Plan"), if within a two-year period (the "Benefit Period") commencing on the date of a "Change in Control", (1) the Company terminates the employment of an Executive (as defined in the Plan) for any reason other than "Cause" (as defined in the Plan), death or the Executive's becoming disabled or (2) the Executive terminates his employment for "Good Reason" (as defined in the Plan), the Executive will be entitled to benefits under the Plan. In addition, an Executive who was a participant in the Plan on the date of the Change in Control will also be entitled to benefits under the Plan if the Executive's employment is terminated by the Company during the Benefit Period or the immediately preceding six months. The amount of the cash severance benefit paid under the Plan under these circumstances (i.e., in connection with a Change in Control) would be a lump sum amount equal to (a) one and one-half (1 1⁄2) times the Executive's highest annual rate of base salary during the preceding 12 month period plus (b) one and one-half (1 1⁄2) times the target annual incentive bonus determined from such base salary. In addition, for eighteen months following any such termination, the Executive would be entitled to reimbursement for a portion of the premium amount for COBRA coverage equal to the amount paid by other similarly situated Executives who have not been terminated and who receive similar group, health, dental and life insurance benefits. Under the ValueVision Media, Inc. Executives' Severance Benefit Plan, "Change in Control" means, subject to certain exceptions and among other things, individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board. A "Continuing Director" means an individual (a) who was, as of March 28, 2014, a director of the Company, or (b) who is elected as a director of the Company subsequent to March 28, 2014 and whose initial election, or nomination for initial election by the Company's shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of clause (b), any such individual whose initial assumption of office occurs as a result of an actual proxy contest.

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As disclosed in the Company's Proxy Statement, had the Amended Agreement and the Plan been in effect on February 1, 2014, and had the named executive officers of the Company been terminated following a change of control and entitled to a severance payment as of February 1, 2014 (the last day of the Company's last completed fiscal year), the potential payments would equal $6,227,622 in the aggregate.

In addition, according to the Company's Proxy Statement, the Company's stock options and restricted stock will immediately vest and options will immediately become exercisable upon a change of control, subject to certain triggers and exceptions. Accelerated vesting of equity awards is mandatory upon a change of control of the Board that is not approved by the current Board under the terms of the Company's 2004 Omnibus Stock Plan, while such accelerated vesting would generally be at the discretion of the Company's Compensation Committee under the terms of the Company's 2011 Omnibus Stock Plan. There are no unvested awards outstanding under the Company's 2001 Omnibus Stock Plan.

As disclosed in the Company's Proxy Statement, if any such accelerated vesting occurred on February 1, 2014 (the last day of the Company's fiscal year) and the price per share of the Common Stock equaled the closing sales price of a share of Common Stock on the NASDAQ Stock Market on January 31, 2014, the last day markets were open during the Company's 2013 fiscal year, ($6.17 per share), then the Company's named executive officers would have received $2,660,943 in the aggregate in respect of option and restricted stock awards (assuming full exercise of the same).

The election of each Nominee pursuant to Proposal 1 requires the affirmative vote of a plurality of shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote.

WE URGE YOU TO VOTE FOR THE ELECTION OF OUR NOMINEES PURSUANT TO PROPOSAL 1.

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PROPOSAL 2 – BY-LAW REPEAL PROPOSAL

We are proposing to adopt, pursuant to Section 302A.181 of the Minnesota Statutes and Article 9 of the By-laws, a resolution that would repeal any provision of the By-laws in effect at the time of the Annual Meeting that was not included in the By-laws publicly filed with the SEC on September 27, 2010 and is inconsistent with or disadvantageous to the election of the Nominees or the presentation of the Proposals at the Annual Meeting. Clinton is not aware of any such provision of the By-laws that has become effective, but it is possible that, prior to the adoption of this resolution, such a provision could be disclosed and/or become effective.

The following is the text of the proposed resolution:

"RESOLVED, that any provision of the By-laws of ValueVision Media, Inc. (the "Company") as of the date of effectiveness of this resolution that was not included in the By-laws publicly filed with the Securities and Exchange Commission on September 27, 2010, and is inconsistent with or disadvantageous to the election of the nominees nominated or other proposals presented by Clinton Relational Opportunity Fund, L.P. at the Company's 2014 annual meeting of shareholders, be and hereby is repealed."

This Proposal is designed to prevent the current directors of the Company from taking actions to amend the By-laws to attempt to nullify or delay the actions taken by shareholders under these Proposals or otherwise frustrate the will of shareholders. A By-law may be deemed inconsistent with or disadvantageous to the election of the Nominees or the presentation of the Proposals if such By-law made the election of a Nominee or approval of a Proposal more difficult or impossible. For example, a By-law that requires individuals to meet certain qualifications to be eligible to serve on the Board could be inconsistent with or disadvantageous to the election of the Nominees. In the event of disagreement regarding the "inconsistent with or disadvantageous to" standard, a court of competent jurisdiction would serve as the arbiter. This Proposal could result in the repeal of a By-law aligned with the interests of shareholders other than the Participants.

Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote.

WE URGE YOU TO VOTE FOR PROPOSAL 2.

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PROPOSAL 3 – REPEAL OF THE BY-LAW REGARDING REMOVAL OF DIRECTORS

Section 4.12 of Article 4 of the By-laws currently permits removal of a director from the Board by a majority vote of all directors of the Board, exclusive of the director whose removal is proposed, with or without cause. The removal of directors by shareholders is governed by Section 302A.223 of the MBCA, which provides that a director may be removed at any time, with or without cause, by the shareholders by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors (except in certain cases involving corporations with cumulative voting for directors).

The following is the text of the proposed resolution:

"RESOLVED, that Section 4.12 of Article 4 of the By-laws of ValueVision Media, Inc. shall be, and hereby is, deleted in its entirety."

The deletion of Section 4.12 of Article 4 of the By-laws is intended to eliminate the power of the Board to override unilaterally the election of any director by the shareholders through removal. We believe deleting Section 4.12 of Article 4 will bring the Company’s By-laws into conformity with most other public companies, which do not allow the majority of the Board to remove directors.

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote.

WE URGE YOU TO VOTE FOR PROPOSAL 3.

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PROPOSAL 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We expect that the Company’s Proxy Statement will indicate that the audit committee of the Board has selected Deloitte as the Company's independent registered public accounting firm for the fiscal year ending February 1, 2015, subject to shareholder ratification. According to the Company's proxy statement filed in connection with its 2013 annual meeting of shareholders (the "2013 Proxy Statement"), while it is not required to do so, the Board submits the selection of Deloitte for ratification in order to ascertain the view of the shareholders. If the selection is not ratified, the Company's audit committee will reconsider its selection.

Approval of Proposal 4 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote.

WE URGE YOU TO VOTE FOR PROPOSAL 4.

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PROPOSAL 5 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

As will be discussed in further detail in the Company’s Proxy Statement, the Company will be providing shareholders with the opportunity to approve, on an advisory basis, the Company’s executive compensation in the Company’s Proxy Statement. Based on the 2013 Proxy Statement, we believe this Proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

"RESOLVED, the shareholders of ValueVision Media, Inc. approve, on an advisory basis, the compensation of the company’s named executive officers as described in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2014 Annual Meeting of Shareholders captioned “Executive Compensation”."

This advisory resolution is not binding on the Board. According to the 2013 Proxy Statement, although non-binding, the Board and compensation committee will take into account the result of the vote when structuring the Company's executive compensation programs.

Clinton believes shareholders should vote to disapprove the compensation of the Company’s named executive officers. During Fiscal Year 2013, the Company's executive officers received compensation worth nearly $7 million, while the Company continued to lose money.

Since the end of Fiscal Year 2010, the Company’s Named Executive Officers (the “NEOs”) have collected nearly $14 million in compensation, while the Company lost $78 million and the stock price has been flat. The Index, by comparison, has increased nearly 45% during this period.

The Company continues to pay for many of its senior officers and for four of its NEOs to travel from their homes to Minneapolis, in many cases more than 1000 miles, to work for the Company. Each of these Named Executive Officers have worked for the Company for many years and, in our view, should be living near the Company’s offices to dedicate sufficient time to their jobs. By continuing to provide commuting expense reimbursement, the Board has encouraged these senior officers to remain domiciled far away from the Company’s operations and has provided no incentive for them to move. These commuting expenses also continue to grow; the expenses for three of the officers have nearly doubled in the last two years.

We are also disappointed that soon after Clinton provided notice of its intention to nominate directors to the Board, the incumbent directors significantly enhanced the employment and severance packages for the executive officers. Among other things, the Board modified the Chief Executive Officer’s employment agreement to provide him with full vesting of all restricted stock and option awards and provide that “all performance units and other performance-based incentives shall be deemed earned at 100% of the target” upon the mere election of a new board (and even if Mr. Stewart remains in his position).17 For the rest of the executive team, the Company significantly enhanced the severance arrangements – though the March 2014 Form 8-K claimed that the new severance plan merely “formalizes [then] existing guidelines” – such that the executives are now entitled to eighteen months of salary, bonus and COBRA payments (previously, the policy was for 12 months of just salary and COBRA payments) if they are terminated within 24 months (previously, the policy was 12 months) of a “change in control”, which is defined to include a significant change in the composition of the Board.18 We believe these expensive, enhanced employment and severance arrangements are not in the interests of shareholders, do not align the interests of management with shareholders and serve to make it more expensive to shareholders to elect board representatives of their own selection.

__________________________

17 See ValueVision Media Current Report on Form 8-K, filed with the SEC on March 28, 2014 (the "March 2014 8-K").

18 See ValueVision Preliminary Proxy, filed with the SEC on January 24, 2014, at pages 42-43 (the “January 2014 Proxy”).

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We also believe certain members of the Board are over compensated. For Fiscal Year 2013, the non-executive Chairman, Randy Ronning, was paid more than $413,000 and Mr. Orr received more than $279,000.19 The vast majority of this pay – nearly 85% of it in the case of Mr. Orr – was paid by the Company in cash. We believe the compensation to Mssrs. Ronning and Orr is significantly higher than directors of companies of similar size earn. Compensation consultant Frederic W. Cook & Co., Inc. reports that the median pay for a director in a small-cap company (defined as less than $1 billion in market capitalization) was $118,000 in 2012.20 The Company’s own compensation consultant, Towers Watson, has reported that the median director compensation at very large companies (Fortune 500 companies) in 2012 was significantly less than the compensation earned by Mssrs. Ronning and Orr in 2013.21 We also believe that directors should receive most of their compensation in equity or an equity-linked instrument to better align their interests with those of shareholders. Finally, we are concerned about the disparity in pay between Mssrs. Ronning and Orr, on the one hand, and the other full-year directors, on the other, who earned $138,000 on average for Fiscal Year 2013.

We encourage all shareholders to review the Company’s proxy disclosures in detail after the Company’s Proxy Statement is filed with the SEC.

The advisory vote to approve the Company's named executive officers’ compensation is not binding on the Company. The Company will consider the shareholders to have approved the executive compensation if the number of votes cast “for” Proposal 5 exceeds the number of votes cast “against” Proposal 5.

WE URGE YOU TO VOTE AGAINST PROPOSAL 5.

__________________________

19 January 2014 Proxy at pages 45-46.

20 Frederic W. Cook & Co., Inc. "2012 Director Compensation Report," October 2012, page 1, available at http://www.fwcook.com/alert_letters/2012_Directors_Compensation_Report_Non-Employee_Director_Compensation_Across_Industries_and_Size.pdf.

21 Towers Watson, "Compensation for US Corporate Directors Increased Modestly in 2012, Towers Watson Analysis Finds," available at http://www.towerswatson.com/en-US/Press/2013/09/compensation-for-us-corporate-directors-increased-modestly-in-2012.

21

VOTING AND PROXY PROCEDURES

Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Shareholders who sell shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock.  Each share of Common Stock is entitled to one vote. Shareholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date.  Based on publicly available information, including the Company's 2013 Proxy Statement, we believe that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of Clinton's Nominees, FOR the By-law Repeal Proposal, FOR the deletion of Section 4.12 of the By-laws, FOR the ratification of the appointment of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending February 1, 2015, AGAINST the advisory vote on approving executive compensation and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

Based on publicly available information, we believe the current Board intends to nominate eight candidates for election as directors at the Annual Meeting. This Proxy Statement is soliciting votes to elect only our six Nominees. Accordingly, the enclosed GOLD proxy card may only be voted for our Nominees and does not confer voting power with respect to the Company's nominees. The Participants intend to vote all of their shares of Common Stock in favor of the Nominees. A shareholder may vote for the election of less than all of the Nominees by designating the names of one or more Nominees who are not to be elected.

Shareholders who return the GOLD proxy card will only be able to vote for the six Nominees listed on the card and will not have the opportunity to vote for the additional two seats up for election at the Annual Meeting. You can only vote for the Company's director nominees by signing and returning a proxy card provided by the Company or by requesting a legal proxy and casting your ballot in person by attending the Annual Meeting. You should refer to the Company's Proxy Statement when it is filed with the SEC for the names, background, qualifications and other information concerning the incumbent directors.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

According to the By-laws, the presence in person or represented by proxy of a majority of the outstanding shares of Common Stock as of the Record Date shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented by proxies marked "Abstain" or "Withheld" and "broker non-votes" are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" is a proxy submitted by a broker that does not indicate a vote for some or all of the Proposals because the broker does not have discretionary voting authority on non-routine matters and has not received instructions from its client as to how to vote on a particular proposal.

Abstentions with respect to Proposals 2, 3 and 4 will have the effect of casting a negative vote on such Proposal, and will have no effect on Proposal 5. Votes withheld will have no effect on Proposal 1. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), there are no “routine” proposals in a contested proxy solicitation. Even though the Common Stock is listed on the NASDAQ Global Select Market, the NYSE rules apply to brokers who are NYSE members voting on matters being submitted to shareholders at the Annual Meeting. Because Clinton has initiated a contested proxy solicitation, there will be no “routine” matters at the Annual Meeting for any broker accounts that are provided with proxy materials by Clinton.

22

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting (assuming a quorum is present) and entitled to vote is required for the election of a Nominee to the Board pursuant to Proposal 1. Withheld votes and broker non-votes will have no effect on the election of directors.

By-law Repeal Proposal, Repeal Of The By-Law Regarding Removal Of Directors, Ratification Of Independent Registered Public Accounting Firm ─ The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting (assuming a quorum is present) and entitled to vote is required for the approval of Proposals 2, 3 and 4. Abstentions with respect to each of Proposals 2, 3 and 4 will have the effect of casting a negative vote on each such Proposal. A broker non-vote will have no effect on the outcome of Proposals 2, 3 and 4.

Advisory Vote On Executive Compensation – The advisory vote to approve the Company's named executive officers’ compensation is not binding on the Company. The Company will consider the shareholders to have approved the executive compensation if the number of votes cast “for” Proposal 5 exceeds the number of votes cast “against” Proposal 5. Abstentions and broker non-votes will have no effect on the outcome of Proposal 5.

IF YOU WISH TO VOTE FOR THE ELECTION OF OUR NOMINEES TO THE BOARD AND FOR THE PROPOSALS, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

APPRAISAL/DISSENTER RIGHTS

Shareholders are not entitled to appraisal or dissenters' rights under Minnesota law in connection with the Proposals or this proxy statement.

23

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Solicitation is being made by Clinton and the Nominees. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Clinton will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Clinton has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Clinton will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

The entire expense of soliciting proxies is being borne by Clinton. Costs of this Proxy Solicitation are currently estimated to be approximately $750,000. Clinton estimates that through the date hereof, its expenses in connection with the Proxy Solicitation are approximately $250,000. If successful, we may seek reimbursement of these costs from the Company. In the event that we decide to seek reimbursement of our expenses, we do not intend to submit the matter to a vote of the Company's shareholders. The Board would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its shareholders. Costs related to the solicitation of proxies include expenditures for attorneys, advisors, printing, advertising, postage and related expenses and fees.

Clinton has retained Okapi Partners LLC ("Okapi") to provide solicitation and advisory services in connection with this Proxy Solicitation. Okapi will receive a fee not to exceed $200,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified by CGI against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Okapi will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  It is anticipated that Okapi will employ approximately 30 persons to solicit ValueVision's shareholders as part of this solicitation. Okapi does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a "participant" in this Proxy Solicitation.

Important Notice Regarding the Availability of this Proxy Statement

This proxy statement and all other solicitation materials in connection with this Proxy Solicitation will be available on the Internet, free of charge, at www.AddValueAndVision.com.

Information Concerning ValueVision

Clinton has omitted from this Proxy Statement certain disclosure required by applicable law to be included in the Company's Proxy Statement in connection with the Annual Meeting. Such disclosure includes, among other things, information regarding securities of the Company beneficially owned by the Company's directors, nominees and management; certain shareholders' beneficial ownership of more than 5% of the Company's voting securities; information concerning executive compensation; and information concerning the procedures for submitting shareholder proposals and director nominations intended for consideration at the 2015 annual meeting of shareholders and for consideration for inclusion in the proxy materials for that meeting. If the Company does not distribute the Company's Proxy Statement to shareholders at least ten days prior to the Annual Meeting, Clinton will distribute to the shareholders a supplement to this proxy statement containing such disclosures at least ten days prior to the Annual Meeting. Clinton takes no responsibility for the accuracy or completeness of information contained in the Company's Proxy Statement. Except as otherwise noted herein, the information in this Proxy Statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information. We do not take responsibility, except to the extent imposed by law, for the accuracy or completeness of statements in public documents and records that were not prepared by or on behalf of any of the Participants, or for any failure of the Company to disclose in its public documents and records any events that may affect the significance or accuracy of the information contained herein.

24

Conclusion

We urge you to carefully consider the information contained in this proxy statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.

Thank you for your support,

Clinton Magnolia Master Fund, Ltd.
Clinton Relational Opportunity Master Fund, L.P.
Clinton Relational Opportunity, LLC
Channel Commerce Partners, L.P.
GEH Capital, Inc.
Clinton Group, Inc.
George E. Hall
Thomas D. Beers
Ronald L. Frasch
Mark Bozek
Thomas D. Mottola
Robert Rosenblatt
Fred Siegel

May 12, 2014

25

ANNEX I

TRANSACTIONS BY THE PARTICIPANTS IN THE SECURITIES OF VALUEVISION MEDIA, INC. DURING THE PAST TWO YEARS

The following tables set forth all transactions effected during the past two years by the Participants with respect to securities of the Company. The shares of Common Stock reported herein are held in either cash accounts or margin accounts in the ordinary course of business. Unless otherwise indicated, all transactions were effected on the open market.

Common Stock

CREL

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
7/19/2013	18,000	8/30/2013	5,279	10/29/2013	82,186
7/22/2013	28,000	9/3/2013	17,160	10/30/2013	140,620
7/24/2013	2,800	9/4/2013	64,028	11/15/2013	(34,800)
7/26/2013	28,800	9/6/2013	39,920	12/19/2013	(12,500)
7/29/2013	10,000	9/9/2013	25,600	12/20/2013	(115,475)
7/30/2013	4,000	9/11/2013	10,000	12/23/2013	(16,899)
7/31/2013	10,000	9/12/2013	20,000	1/15/2014	(43,270)
8/1/2013	20,000	9/13/2013	14,750	1/16/2014	(13,654)
8/2/2013	10,000	9/16/2013	17,027	1/17/2014	(40,200)
8/5/2013	15,447	9/19/2013	5,400	1/29/2014	10,500
8/6/2013	24,400	9/20/2013	24,300	1/30/2014	(22,174)
8/7/2013	12,000	9/23/2013	18,000	1/30/2014	12,800
8/12/2013	11,234	9/25/2013	19,805	2/7/2014	(5,065)
8/14/2013	27,660	9/26/2013	16,500	2/10/2014	(20,800)
8/15/2013	26,517	10/10/2013	9,900	2/21/2014	60,100
8/16/2013	18,685	10/10/2013	(13,800)	2/26/2014	(20,000)
8/19/2013	600	10/11/2013	(26,000)	2/28/2014	(61,000)
8/22/2013	103,472	10/11/2013	13,674	3/6/2014	(43,628)
8/23/2013	5,000	10/14/2013	10,000	3/11/2014	49,400
8/26/2013	14,446	10/18/2013	(30,000)	3/18/2014	(4,950)
8/27/2013	15,000	10/18/2013	7,911	3/21/2014	41,100
8/28/2013	38,699	10/25/2013	(6,055)	3/31/2014	(135,000)
8/29/2013	50,239	10/25/2013	6,055	5/1/2014	15,000

CMAG

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
9/20/2013	39,200	2/7/2014	(1,591)	3/11/2014	(82,500)
12/19/2013	(39,200)	2/10/2014	(6,500)	3/12/2014	50,000
1/9/2014	100,000	2/21/2014	150,000	3/17/2014	124,060
1/21/2014	209,341	2/26/2014	(23,234)	3/18/2014	(6,068)
1/21/2014	(8,013)	2/28/2014	61,000	3/28/2014	25,000
1/22/2014	(29,000)	3/5/2014	25,000	3/31/2014	135,000
1/24/2014	(4,400)	3/6/2014	(57,500)	5/9/2014	(50,000)
2/5/2014	(2,600)	3/10/2014	150,000

CASF

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
7/19/2013	4,500	8/19/2013	150	10/29/2013	22,647
7/22/2013	7,000	8/21/2013	29,261	12/20/2013	(11,500)
7/24/2013	700	8/23/2013	3,000	12/23/2013	(4,226)
7/26/2013	7,200	8/26/2013	3,614	12/31/2013	(25,000)
7/29/2013	2,500	8/27/2013	5,000	1/16/2014	(4,555)
7/30/2013	1,000	8/28/2013	19,349	1/17/2014	(2,500)
7/31/2013	2,500	8/29/2013	19,318	1/22/2014	10,000
8/1/2013	5,000	8/30/2013	2,554	1/29/2014	4,500
8/2/2013	2,500	9/3/2013	8,580	2/7/2014	(3,184)
8/5/2013	3,863	9/4/2013	6,905	2/10/2014	(13,000)
8/6/2013	6,100	9/9/2013	40,000	2/21/2014	(31,285)
8/7/2013	3,000	9/13/2013	3,000	2/26/2014	1,100
8/12/2013	2,809	9/16/2013	2,761	2/26/2014	(5,100)
8/14/2013	4,790	9/23/2013	6,000	3/13/2014	20,000
8/15/2013	6,630	9/25/2013	3,268	5/1/2014	10,000
8/16/2013	4,671	10/21/2013	15,000

 CCP

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
8/21/2013	48,000	9/18/2013	100,000	10/25/2013	3,460
8/22/2013	98,800	9/23/2013	12,000	10/29/2013	12,056
8/23/2013	9,500	9/25/2013	9,036	10/30/2013	5,249
8/26/2013	39,728	10/9/2013	700	11/15/2013	(300)
8/27/2013	10,000	10/10/2013	6,000	12/3/2013	(4,200)
8/28/2013	15,479	10/11/2013	(6,500)	12/20/2013	(7,100)
8/29/2013	19,105	10/14/2013	2,500	1/15/2014	(8,683)
8/30/2013	1,702	10/18/2013	2,845	1/16/2014	(9,102)
9/3/2013	5,720	10/21/2013	37,500	2/26/2014	(10,000)
9/4/2013	7,812	10/23/2013	8,365	3/6/2014	(18,699)
9/13/2013	8,000	10/25/2013	(3,460)	3/18/2014	(5,100)
9/16/2013	10,518

GEHC

Trade Date	Amount Acquired (Sold)
10/29/2013	50,000
12/19/2013	(13,961)
12/20/2013	(36,039)
5/9/2014	30,000

Options

From time to time over the past year, Clinton has entered into option contracts with respect to the Company's stock. The expiration dates on these options ranged from September 20, 2013 through June 21, 2014, and strike prices ranged from $4.75 to $7.50. The number of option contracts has ranged from zero to 10,629 (representing 1,062,900 shares of Common Stock) at times throughout the year.

[FORM OF PROXY CARD]

PROXY OF SHAREHOLDERS OF VALUEVISION MEDIA, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF SHAREHOLDERS:

THIS PROXY SOLICITATION IS BEING MADE BY CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RELATIONAL OPPORTUNITY, LLC, CHANNEL COMMERCE PARTNERS, L.P., GEH CAPITAL, INC., CLINTON GROUP, INC., MR. GEORGE E. HALL (COLLECTIVELY, "CLINTON") TOGETHER WITH THOMAS D. BEERS, MARK BOZEK, RONALD L. FRASCH, THOMAS D. MOTTOLA, ROBERT ROSENBLATT AND FRED SIEGEL (COLLECTIVELY, THE "NOMINEES")

THIS SOLICITATION IS BEING MADE BY CLINTON AND THE NOMINEES AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD")

The undersigned appoints Gregory P. Taxin and Bruce Goldfarb, and each of them, attorneys and agents with full power of substitution to vote all shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, which the undersigned would be entitled to vote if personally present at the 2014 Annual Meeting of Shareholders of the Company scheduled to be held on June 18, 2014 at 9:00 a.m. CT at 6690 Shady Oak Road, Eden Prairie, Minnesota 55344 (including at any adjournments or postponements thereof and at any meeting called in lieu thereof, the "Annual Meeting").

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Clinton a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” PURSUANT TO PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4 AND "AGAINST" PROPOSAL 5

This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

1.	The election of Thomas D. Beers, Mark Bozek, Ronald L. Frasch, Thomas D. Mottola, Robert Rosenblatt and Fred Siegel to serve as directors on the Board.

☐	☐	☐
For All Nominees	Withhold Authority to Vote for all Nominees	For all Nominees Except

INSTRUCTIONS: IF YOU DO NOT WISH YOUR SHARES OF COMMON STOCK TO BE VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR ALL NOMINEES EXCEPT" BOX AND WRITE THE NAME(S) OF THE NOMINEE(S) YOU DO NOT SUPPORT ON THE LINE BELOW. YOUR SHARES OF COMMON STOCK WILL BE VOTED FOR THE REMAINING NOMINEE(S).

________________________________________________________________________________________

2.	To adopt a resolution that would repeal any provision of the By-laws of the Company, as amended and restated as of September 21, 2010 (the "By-laws") in effect at the time of the Annual Meeting that was not included in the By-laws publicly filed with the Securities and Exchange Commission on September 27, 2010 and is inconsistent with or disadvantageous to the election of the Nominees or the presentation of the Proposals at the Annual Meeting.

☐	☐	☐
FOR	AGAINST	ABSTAIN

3.	To delete Section 4.12 of Article 4 of the By-laws in its entirety.

☐	☐	☐
FOR	AGAINST	ABSTAIN

4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending February 1, 2015.

☐	☐	☐
FOR	AGAINST	ABSTAIN

5.	To approve, on an advisory basis, the compensation of the Company's named executive officers.

☐	☐	☐
FOR	AGAINST	ABSTAIN

IN ORDER FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.

Date:	2014

Signature

Signature (if held jointly)

Title(s):

Please sign exactly as name appears on stock certificates or on label affixed hereto. When shares of Common Stock are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.